Exhibit 99.1

NEWS RELEASE

18-05-095

2901 Butterfield Road	Oak Brook, Ill. 60523	www.inlandwestern.com

FOR IMMEDIATE RELEASE

Contact: Georganne Palffy, Inland Western Retail Real Estate Trust, Inc. (Analysts)

(630) 218-8000 Ext. 2358 or palffy@inland-western.com

Matt Tramel, Inland Communications, Inc. (Media)

(630) 218-8000 Ext. 4896 or tramel@inlandgroup.com

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

PROVIDES TRANSACTION ACTIVITY UPDATE

Oak Brook, Ill.  August 3, 2009 – Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) announced today the following update on the company’s year-to-date transactional activity.

Leasing Activity

Inland Western has executed 93 leases year-to-date, for an aggregate 714,515 square feet, including the re-leasing of one Circuit City, three Mervyn’s and seven Linens ‘n Things locations.  These leases have been signed with strong national tenants including:  T J Maxx, Ross Dress for Less, Best Buy and Kohl’s.  Inland Western is in active negotiations on the majority of the vacant big-box spaces resulting from the Circuit City, Linens ‘n Things and Mervyn’s bankruptcies; year-to-date the company has released 14% of these spaces, and an additional 61% have received letters of intent or are in various stages of lease negotiations.

Asset Sales

Inland Western has made significant strides in disposing of non-core assets as a means of recycling capital.  The company has closed on the sale of four assets year-to-date, aggregating 1.14 million square feet, for a total sales price of $226.6 million.  The properties sold included:  Larkspur Landing, a 172,000 square foot lifestyle center located in Marin County, California; a 395,787 square-foot office building fully leased to American Express in Salt Lake City, Utah; a 389,787 square-foot office building fully leased to American Express in Greensboro, North Carolina; and the 181,751 square foot corporate office headquarters for Computershare in Canton, Massachusetts.  The aggregated sales resulted in the extinguishment of approximately $141 million of debt.

Financing Activity

Inland Western has closed on fifteen mortgage loan transactions year-to-date with a variety of lenders, including life insurance companies, regional and local banks, for a total of approximately $163 million.  The company also has approximately $518 million in maturing loans in various stages of negotiation or under application.  In aggregate, Inland Western has addressed a total of $725 million out of the $1.1 billion in debt maturing in 2009 when combined with the extinguished debt associated with the assets sold.  Additionally, Inland Western currently has another $121 million of the 2009 debt maturing in the market for quote.  As part of the company’s strategy, management is focused on accessing multiple sources of capital, involving single asset and portfolio executions, in order to address its upcoming debt maturities.

“Our intensive capital and asset management efforts are resulting in commendable traction towards achieving our stated goals of managing occupancy and the balance sheet,” commented Michael J. O’Hanlon, president and chief executive officer of Inland Western.  “This company has done a tremendous job of executing on these transactions in such an uncertain economy, including our finance team, our leasing team and our asset management and transactions team.  We are seeing solid activity on all fronts going forward, albeit with a longer duration to closings.  We remain focused on the day-to-day operations and property financings, which will continue to be a challenge as the necessary shift in consumer sentiment that would result from an economic recovery has not yet occurred.”

Inland Western Retail Real Estate Trust, Inc. is a self-managed real estate investment trust that acquires, manages and develops a diversified portfolio of real estate, primarily multi-tenant shopping centers across the United States.  As of March 31, 2009, the portfolio totaled in excess of 50 million square feet, consisting of 291 wholly-owned properties, 13 consolidated joint venture properties, 7 unconsolidated joint venture properties and 7 development joint venture projects consisting of 22 properties.  For further information, please see the company website at www.inlandwestern.com.

The statements and certain other information contained in this press release, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards, “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” and “probable,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby.  These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment.  Such risks and uncertainties could cause actual results to differ materially from those projected.  These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.